Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 27, 2026 (except for Note 16(a), as to which the date is April 10, 2026, and Note 16(b) and (c), as to which the date is April 27, 2026), with respect to the consolidated financial statements of Hemab ApS included in the Registration Statement (Form S-1 No. 333-294989) and related Prospectus of Hemab Therapeutics Holdings, Inc. for the registration of its common stock.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

April 30, 2026